UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – July 29, 2014
(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

STATE OF UTAH	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of New Director
On July 29, 2014, Questar's Board of Directors announced the appointment of James T. McManus II, as a Questar director. His appointment, effective October 1, 2014, will expire at the 2015 annual meeting of shareholders, at which time his continued service will be subject to shareholder approval. Mr. McManus was also appointed to serve as a member of the Board's Finance and Audit Committee and Governance and Nominating Committee. Mr. McManus is Chairman, Chief Executive Officer and President of Energen Corporation.
Mr. McManus will receive an annual retainer of $70,000 for his membership on the Board, paid quarterly, prorated to the effective day of his appointment as a director. He will also receive 1,764 restricted share units of Company stock to vest on March 5, 2015, consistent with the vesting of equity grants to the Company's other directors.
The Board has determined that Mr. McManus is independent under the applicable listing standards of the New York Stock Exchange. There is no arrangement or understanding between Mr. McManus and any other person pursuant to which he was elected as a director of the Company. Additionally, there is no transaction between Mr. McManus and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued July 29, 2014, by Questar Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION
(Registrant)

July 30, 2014	/s/Julie A. Wray
Julie A. Wray Corporate Secretary